Exhibit 99.1
Contacts:

For Company:	For Investors:	For Media:
Tom Hornish	Brad Edwards	Nancy Zakhary
Chief Operating Officer	Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
951-699-6991, ext. 104	212-986-6667	212-986-6667
thornish@outdoorchannel.com	edwards@braincomm.com	nancy@braincomm.com
OUTDOOR CHANNEL HOLDINGS REPORTS FIRST QUARTER 2009 RESULTS
Advertising revenues increase 2.1% and Subscriber revenues increase 15.2%
Winnercomm Inc. contributes $4.5 million in revenue during the quarter
TEMECULA, Calif. — May 14, 2009 — Outdoor Channel Holdings, Inc. (NASDAQ: OUTD) today reported an increase in total revenues of 45.3 percent for the three-month period ended March 31, 2009 due largely to the acquisition of Winnercomm Inc.
Total revenues amounted to $17.0 million for the 2009 first quarter, compared with $11.7 million in the corresponding period a year ago.
Advertising revenue for the 2009 first quarter rose 2.1 percent to $7.8 million from $7.6 million in the prior-year period. Subscriber fees totaled $4.7 million for the first quarter of 2009, an increase of 15.2 percent compared to subscriber fees of $4.0 million in the prior-year period reflecting annual rate increases and an increase in paying subscribers.
In January of 2009, Outdoor Channel Holdings acquired certain assets of Winnercomm Inc. and its related entities. As a result, going forward Outdoor Channel Holdings will be reporting a third revenue category entitled “Production services.” Production services revenue during the 2009 first quarter totaled $4.5 million and was comprised primarily of production services for customer-owned telecasts and marketing.
“During the first quarter we continued to build upon our category leadership position and generated positive advertising growth despite the challenging operating environment,” said Roger L. Werner, President and Chief Executive Officer. “We also made additional progress expanding the distribution of our core network. Our balance sheet remains exceptionally strong and we continue to promote cost efficiencies across our organization. We remain very positive about our long-term growth profile. Due to our compelling programming, expanding distribution and consistent ability to deliver highly targeted audiences to our advertisers, we believe we are well positioned to benefit as the economy begins to recover.”
Outdoor Channel Holdings posted a net loss of $1.3 million, or ($0.05) per diluted share, for the 2009 first quarter, compared with a net loss of $0.8 million, or ($0.03) per diluted share, in the prior-year period.
Earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for the effects of share-based compensation expense and acquisition and integration costs, amounted to $0.1 million for the 2009 first quarter, compared with ($0.1) million in the prior-year period.

Investor Conference Call
Outdoor Channel Holdings’ management will host an investor conference call today, May 14, 2009, at 2 p.m. PDT (5 p.m. EDT) to review the company’s financials and operations for its 2009 first quarter ended March 31, 2009. Investment professionals are invited to participate in the live call by dialing 800-591-6930 (domestic) or 617-614-4908 (international) and using participant passcode 88210737. The call will be open to all other interested parties through a live, listen-only audio Internet broadcast in the Investor Relations section of the company’s Web site, www.outdoorchannel.com. For those who are not able to listen to the live broadcast, the call will be archived on the web site for one year. A telephonic playback of the conference call also will be available through 5 p.m. PDT (8 p.m. EDT), May 21, 2009, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using participant passcode 44842242.
About Outdoor Channel Holdings, Inc.
Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel, America’s leader in outdoor TV, and Winnercomm Inc., an Emmy Award winning production and interactive company. Outdoor Channel offers programming that captures the excitement of hunting, fishing, shooting, off-road motorsports, adventure and the Western lifestyle and can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic broadband website. Winnercomm Inc. is one of America’s largest and highest quality producers of live sporting events and sports series for cable and broadcast television. Winnercomm also owns and operates the patented Skycam and CableCam aerial camera systems which provide dramatic overhead camera angles for major sports events, including college and NFL football. For more information please visit www.outdoorchannel.com.
Nielsen Media Research Universe Estimates for Outdoor Channel
Nielsen Media Research is the leading provider of television audience measurement and advertising information services worldwide. Nielsen estimated that Outdoor Channel had approximately 30.0 million cable and satellite subscribers for May 2009. Please note that this estimate regarding Outdoor Channel’s subscriber base is made by Nielsen Media Research and is theirs alone and does not represent opinions, forecasts or predictions of Outdoor Channel Holdings, Inc. or its management. Outdoor Channel Holdings, Inc. does not by its reference above or distribution imply its endorsement of or concurrence with such information.
Use of Non-GAAP Financial Information
This press release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules. The company believes that earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for the effects of share-based compensation expense and acquisition and integration costs, provides greater comparability regarding its ongoing operating performance. This information is not intended to be considered in isolation or as a substitute for net income (loss) calculated in accordance with U.S. GAAP. A reconciliation of the company’s U.S. GAAP information to EBITDA, adjusted for the effects of share-based compensation expense and acquisition and integration costs is provided in the attached table.
Safe Harbor Statement
Statements in this news release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, without limitation, about our expectations, beliefs, intentions, strategies regarding the future long-term value of the company resulting from the company’s current actions or strategic initiatives and the future anticipated value of Outdoor Channel to our audience, distributors and advertisers. The company’s actual results could differ materially from those discussed in any forward-looking statements. The company intends that such forward-looking statements be subject to the safe-harbor provisions contained in those sections. Such statements involve significant risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) service providers discontinuing or refraining from carrying Outdoor Channel; (2) a decline in the number of viewers from having Outdoor Channel placed in unpopular cable or satellite packages, or increases in subscription fees, established by the service providers; (3) liabilities resulting from an aerial camera falling; (4) a decrease in advertising revenue as a result of a deterioration in general economic conditions; (5) managing the company’s growth and the integration of acquisitions; and other factors which are discussed in the company’s filings with the Securities and Exchange Commission. For these forward-looking statements, the company claims the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008
Revenues:
Advertising	$7,794	$7,631
Subscriber fees	4,663	4,049
Production services	4,519	—

Total revenues	16,976	11,680

Cost of services:
Programming	1,748	1,923
Satellite transmission fees	395	626
Production and operations	6,472	1,861
Other direct costs	97	97

Total costs of services	8,712	4,507

Other expenses:
Advertising	459	538
Selling, general and administrative	9,214	7,617
Depreciation and amortization	898	615

Total other expenses	10,571	8,770

Loss from operations	(2,307)	(1,597)

Interest and other income, net	48	538

Loss from operations before income taxes	(2,259)	(1,059)

Income tax benefit	(997)	(278)

Net loss	$(1,262)	$(781)

Loss per common share data:
Basic	$(0.05)	$(0.03)

Diluted	$(0.05)	$(0.03)

Weighted average common shares outstanding:
Basic	24,417	26,133

Diluted	24,417	26,133

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$41,614	$60,257
Investment in available-for-sale securities	9,994	—
Accounts receivable, net of allowance for doubtful accounts	12,370	9,448
Other current assets	9,679	6,854

Total current assets	73,657	76,559

Property, plant and equipment, net	16,168	10,042
Goodwill and amortizable intangible assets, net	44,098	43,302
Investment in auction-rate securities	6,471	6,456
Deferred tax assets, net	5,946	4,949
Deposits and other assets	2,802	1,646

Totals	$149,142	$142,954

Liabilities and Stockholders’ Equity

Current liabilities	$12,100	$6,309
Long-term liabilities	1,351	236

Total liabilities	13,451	6,545

Total stockholders’ equity	135,691	136,409

Totals	$149,142	$142,954

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2009	2008
Operating activities:
Net loss	$(1,262)	$(781)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	898	615
Amortization of subscriber acquisition fees	122	122
Gain on sale of equipment	—	(5)
Loss on sale of available-for-sale securities	—	44
Other-than-temporary impairment on auction-rate securities	—	260
Provision for doubtful accounts	76	277
Share-based employee and service provider compensation	1,014	912
Deferred tax benefit, net	(1,027)	(279)

Changes in operating assets and liabilities:
Accounts receivable	2,196	(54)
Income tax refund receivable	(252)	(5)
Prepaid programming costs	(64)	346
Other current assets	435	(933)
Deposits and other assets	(1,055)	(62)
Accounts payable and accrued expenses	(3,881)	933
Deferred revenue	944	(69)
Customer deposits	—	(2)
Accrued severance payments	(8)	(187)
Deferred obligations	138	15
Unfavorable lease obligations	(89)	—

Net cash provided by (used in) operating activities	(1,815)	1,147

Investing activities:
Purchases of property, plant and equipment	(603)	(308)
Proceeds from sale of equipment	—	15
Cash paid to purchase assets of Winnercomm, net of cash acquired	(5,746)	—
Purchases of available-for-sale and auction-rate securities	(9,994)	(27,176)
Proceeds from sale of available-for-sale and auction-rate securities	—	40,523

Net cash provided by (used in) investing activities	(16,343)	13,054

Financing activities:
Purchase of treasury stock	(179)	(64)
Purchase and retirement of stock related to stock repurchase program	(306)	—

Net cash used in financing activities	(485)	(64)

Net increase (decrease) in cash and cash equivalents	(18,643)	14,137
Cash and cash equivalents, beginning of period	60,257	25,260

Cash and cash equivalents, end of period	$41,614	$39,397

Supplemental disclosure of cash flow information:

Income taxes paid	$282	$5

Supplemental disclosures of non-cash investing and financing activities:

Effect of net increase (decrease) in fair value of auction-rate securities	$15	$60

Property, plant and equipment costs incurred but not paid	$239	$30

Retirement of treasury stock	$(179)	$(64)

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP
(unaudited, in thousands)
The following table sets forth the reconciliation of net loss to earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for the effects of share-based compensation expense and acquisition and integration costs:

	Three Months Ended
	March 31,
	2009	2008
Net loss	$(1,262)	$(781)

Add/Subtract:
Interest and other income, net	48	538
Income tax benefit	(997)	(278)
Depreciation and amortization	898	615

EBITDA	(1,409)	(982)

Adjusted for:
Share-based compensation expense	1,014	912
Acquisition and integration costs	450	—

EBITDA as adjusted for share-based compensation expense and acquisition and integration costs	$55	$(70)

Summary of cost of services
Share-based compensation expense	$105	$98
Cost of services	8,607	4,409

Total cost of services	$8,712	$4,507

Summary of selling, general and administrative
Share-based compensation expense	$909	$814
Acquisition and integration costs	450	—
Selling, general and administrative	7,855	6,803

Total selling, general and administrative	$9,214	$7,617

Summary of other income
Interest income	$48	$810
Dividend income	—	32
Other income (loss)	—	(304)

Total other income	$48	$538

EBITDA as adjusted by segment
Legacy Outdoor Channel	$1,552	$(70)
Production Services	(1,497)	—

EBITDA as adjusted for share-based compensation expense and acquisition and integration costs	$55	$(70)